Independent Auditor's Consent


We consent to the incorporation by reference to the Registration Statements of Fidelity Federal Bancorp (the Company), on Form S-3, File Number 333-53668 and Form S-4, File Number 333-56600 of our report dated January 12, 2001, on the financial statements of the Company, which report is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed by Fidelity Federal Bancorp.




Evansville, Indiana
March 29, 2001